Exhibit (a)(5)(E)

Client Id: 77 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call EVENT DATE/TIME: MAY 05, 2020 / 12:00PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call CORPORATE PARTICIPANTS Aradhana Sarin Alexion Pharmaceuticals, Inc. - Executive VP & CFO Brian M. Goff Alexion Pharmaceuticals, Inc. - Executive VP and Chief Commercial & Global Operations Officer Christopher Stevo Ludwig N. Hantson Alexion Pharmaceuticals, Inc. - CEO & Director CONFERENCE CALL PARTICIPANTS Gavin Scott JP Morgan Chase & Co, Research Division - Analyst Geoffrey Craig Porges SVB Leerink LLC, Research Division - Director of Therapeutics Research & Diversified Biopharma and Senior Research Analyst Gregory Allen Harrison BofA Merrill Lynch, Research Division - Research Analyst PRESENTATION Operator Ladies and gentlemen, thank you for standing by, and welcome to the Alexion business update. (Operator Instructions) As a reminder, today's program may be recorded. I would now like to introduce your host for today's program, Chris Stevo, Head of Investor Relations. Please go ahead, sir. Christopher Stevo Thank you, operator. Good morning, everyone, and thank you for joining us on today's call to discuss Alexion's acquisition of Portola. Today's call will be led by Ludwig Hantson, Alexion's Chief Executive Officer. Ludwig is joined by Aradhana Sarin, Alexion's Chief Financial Officer; as well as Brian Goff, our Chief Commercial and Global Operations Officer. John Orloff, our Global Head of R&D, will also be available for Q&A. I will note that we are practicing physical distancing and each doing the call from home. During our remarks, please refer to the presentation that we posted this morning to the Investor Relations section of our website. Before we begin, I would like to point out that during this conference call, we'll be making forward-looking statements and that these statements involve certain risks and uncertainties, which could cause our actual results to differ materially. Please review the risk factors in this presentation and as outlined in our SEC filings for additional detail. These forward-looking statements apply only as of today and we undertake no duty to update any of the statements after the call, except as required by law. In addition, Alexion's acquisition of Portola is the focus of today's call, and we ask that any questions following the prepared remarks remain limited to this transaction. We will announce first quarter 2020 earnings on Wednesday, May 6, and we'll discuss our financial performance and the potential impact of COVID-19 on the business during Wednesday's earnings call. Thank you. I'll now turn the call over to Ludwig. Ludwig N. Hantson - Alexion Pharmaceuticals, Inc. - CEO & Director Thank you, Chris, and good morning, everyone. Before we begin, I would like to introduce our new Head of Investor Relations, Chris Stevo. Chris joined Alexion in April from Amundi Pioneer Asset Management. He brings more than 2 decades of experience as a health care investor, and we're really happy to have him at Alexion. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call We are excited to share the news that Alexion has agreed to acquire Portola, a commercial stage company focused on life-threatening blood related disorders. Their marketed medicine, Andexxa in the U.S. and Ondexxya in the EU is the first and only approved Factor Xa reversal agent. This acquisition provides near-term diversification for our commercial portfolio and brings compelling, strategic and financial benefits. This morning, I'll discuss the strategic rationale for the acquisition, Aradhana will review the financial terms of the transaction and then Brian will walk us through the market opportunity and our commercial strategy. As we have discussed before, our strategy for value creation is to lead with ULTOMIRIS as the new standard of care, expand into new areas, such as neurology and diversify our portfolio beyond C5. We have significantly diversified our portfolio to the development stage transactions we've completed over the last couple of years. This acquisition is particularly exciting as it immediately diversifies our commercial stage portfolio and provides the opportunity to apply our demonstrated global commercial excellence. In the U.S., the FDA granted Andexxa, both Orphan Drug and Breakthrough Therapy designations. It has a durable profile with regulatory exclusivity through 2030 in the U.S. and 2028 in EU. It has demonstrated transformative clinical value by rapidly reversing the anticoagulant effects of Factor Xa inhibitors, rivaroxaban and apixaban in the event of life-threatening or uncontrolled bleeding and has the potential to be the global standard of care. In 2019, we more than 16 million patients used Factor Xa inhibitor. And of those, approximately 3% to 5% experienced major or life-threatening bleeds. There's tremendous needs amongst these patients, especially those experiencing intracranial hemorrhages or gastrointestinal bleeds, where mortality rates remain high, if left untreated. In addition, there is a significant opportunity for growth. The underlying Factor Xa market has been growing each year and is expected to continue to do so. Andexxa has currently only penetrated 3% of its indicated patient population. So there is substantial room for growth within the existing label. And Portola pipeline includes promising label expansion opportunities. The pipeline also includes a Phase II hematology malignancy candidate. Data are expected later in the year, which will help us to determine the best path forward. We believe the acquisition of Portola adds near-term portfolio diversification with significant future revenue growth opportunity. It is a strong fit with our existing hematology and neurology portfolio and offers synergies with significant portions of our current business. We have identified a clear path for accelerating and maximizing Andexxa's growth and are confident that we can leverage the full power of our established market access, commercial and operations organizations to enhance access and broaden the number of patients held by Andexxa. With that, I will turn over the call to Aradhana. Aradhana Sarin - Alexion Pharmaceuticals, Inc. - Executive VP & CFO Thanks, Ludwig, and thanks to everyone for joining. I'll review the financial terms of the acquisition before discussing the value creation opportunity that we have identified. Under the terms of the merger agreement, Alexion will commence a tender offer to acquire all outstanding shares of Portola's common stock at a price of $18 per share in cash. This corresponds to a total transaction value of approximately $1.4 billion on a fully diluted basis. Alexion will fund the transaction with cash on hand. We expect the transaction to close in the third quarter of 2020 subject to the tender of a majority of outstanding shares of Portola common stock, approval by relevant regulatory equities and the satisfaction of other customary closing conditions. Andexxa serves a growing Factor Xa inhibitor market with compelling label expansion opportunities. In 2019, Andexxa revenues were more than $111 million. When coupled with Alexion's proven critical care commercial infrastructure, we anticipate driving a strong growth trajectory. Turning to Slide 9. You will see the significant growth of the Factor Xa market, which we expect to expand to an estimated 26 million patients in the U.S. and Europe by 2025. With Andexxa's strong outcomes and promising data, it has the potential to be the global standard of care for Factor Xa patients that experienced life-threatening bleeds. Andexxa addresses this need by reversing the Xa inhibitor's anticoagulation within minutes. As the only approved Factor Xa inhibitor reversal agent, it is positioned to grow with this market. Slide 10 outlines several key expansion opportunities we have identified through increased penetration as well as the potential for geographic and label expansion. Initial launches are underway in the U.S. and in 7 Wave 1 European countries, including Germany and the U.K., and we see room for significant growth within these markets. The next wave of Andexxa's launch provides an opportunity to expand into new countries, including other large European markets such as France, Spain and Italy, where there are high rates of Factor Xa inhibitor use. Additionally, in early 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 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Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call April, BMS and Pfizer returned Japanese rights to Andexanet and this represents a substantial opportunity with 2.5 million Factor Xa inhibitor patients in Japan today. From a label expansion perspective, Andexxa has a potential to serve patients treated with edoxaban and enoxaparin. Additionally, late last year, Portola initiated a single-arm study to support the future initiation of a randomized controlled trial, evaluating the use of Andexxa in patients needing reversal of Factor Xa inhibitors or heparin for emergency surgery. Finally, the eventual introduction of Factor Xa inhibitor generics, beginning around 2024, has the potential to further broaden the Factor Xa market, providing additional opportunity to expand Andexxa's use even more. Slide 11 outlines Alexion's commercial portfolio today and in the near future. As you can see, a sizable portion of our business is already in the critical care space. Andexxa fits well with our growing critical care capabilities, established through our successful atypical HUS and NMOSD businesses where patients often begin treatment in the hospital. We also continue to expand our critical care portfolio organically within several planned ULTOMIRIS development programs. We anticipate our existing sales footprint and strong relationships in hospital channels, will allow us to support significantly increased utilization and accelerate adoption of Andexxa by hospital accounts. We believe that our specific expertise in these areas will increase Andexxa's inclusion on hospital formularies and treatment protocol, which, to date, has been limited in our view. With that, I'll turn it over to Brian to further expand on our commercial capabilities and how we believe Alexion will add value going forward. Brian? Brian M. Goff - Alexion Pharmaceuticals, Inc. - Executive VP and Chief Commercial & Global Operations Officer Thanks, Aradhana. I want to start by saying what a tremendous addition I believe Portola will be to our organization. As we saw on the previous slide, the number of patients on Factor Xa inhibitors is already significant and is expected to continue growing rapidly, reaching nearly $18 million in 2020. These are patients treated with Factor Xa inhibitors to help reduce the risk of blood clots in a number of conditions, including reducing the risk of stroke due to nonvalvular atrial fibrillation, pulmonary embolism and deep vein thrombosis. It's estimated that 3% to 5% of these patients will experience a major life-threatening bleed, which can be deadly if they're not treated. However, Andexxa has been proven in clinical settings as a transformative option for these patients, rapidly and effectively reversing Factor Xa inhibitor-induced bleeds within minutes. Turning to Slide 14. Andexxa is a highly innovative precision medicine that rapidly reverses Factor Xa inhibitor activity within 2 minutes, reducing the anti-Factor Xa activity of rivaroxaban and apixaban by 92%. In addition, it has an established safety and tolerability profile with no serious adverse events or development of autoantibodies against Factor X or Factor Xa. Due to these remarkable outcomes 19 medical societies across North America and Europe have included its use in their guidelines. These societies are groups of physicians who independently review the clinical data and determined that Andexxa should be the first-line agent of choice for the reversal of Factor Xa-related bleeds. This profile provides our team with a strong foundation to drive increased adoption of Andexxa. Moving to the next slide. We plan to leverage our established relationships in the critical care setting through our proven experience launching SOLIRIS and ULTOMIRIS. In atypical HUS, more than 90% of patients initiate treatment with SOLIRIS or ULTOMIRIS in a hospital setting. During the launch of ULTOMIRIS, our teams have worked closely with hospital networks on formulary dynamics and treatment protocols and have achieved greater than 80% formulary access within the first 6 months of launch. In 2019, more than 650 U.S. hospitals ordered Andexxa to treat more than 4,000 patients. We are well positioned to build on this and increase penetration based on the broader network we've already established for our existing business. There is a near complete overlap between Alexion's critical care call points and Andexxa's target accounts. Furthermore, our teams already call on an additional 1,200 hospitals, thereby increasing potential access points by approximately 60%. With our demonstrated expertise and commercial excellence, and strong hospital distribution networks, we believe we'll be able to drive stronger utilization, increase awareness of institutional protocols and medical society treatment guidelines and accelerate adoption of Andexxa in hospital accounts. Moving to Slide 16. Looking back at the launch to date, we've identified several barriers that we believe narrowed access and slowed adoption. These include low usage of the new technology add-on payment, or NTAP, and inventory consignment, lack of familiarity using Andexxa, narrow hospital targeting and supply shortages. Over the past year, Portola has already begun several initiatives that have demonstrated early progress. First, a strengthened product profile with data publications and presentations at medical and payer congresses. Most recently, new data presented at the American College of Cardiology meeting in March suggests benefits in mortality and length of hospital stay with Andexxa compared to 4-factor PCC. Highlights of these data are at the end of the slide deck. Second, improved access environment with the increased NTAP payment last fall, which now provides hospitals with up to 65% reimbursement, thus supporting uptake in the inpatient setting and by securing a J-code to 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call help facilitate more timely reimbursement for outpatient use starting in July this year. And third, improved manufacturing from the Gen 1 to Gen 2 manufacturing process to scale up production, providing supply for hospitals globally. With these recent wins starting to shift the landscape and the demonstrated core capabilities of our commercial and market access teams, Alexion is strongly positioned to deliver on the growth potential we see for Andexxa. As you can see on Slide 17, we're uniquely positioned to maximize the revenue resulting from this transaction and to unlock significant growth. We believe there are 3 key ways to achieve this. The first is about breadth. To establish system-level access, will align account stakeholders and implement a powerful contracting and access strategy. Second, we'll work to create HCP hospital wide pull-through at the point-of-care and through the establishment of institutional protocols. And finally, we'll mobilize high-potential institutions. We'll focus our efforts to clearly demonstrate the clinical value proposition that Andexxa offers with those institutions that would benefit from it the most, which will be supported by our continued KOL engagement and education. Looking at Slide 18. You can see our road map for building on the existing Andexxa foundation to drive greater penetration in each hospital account. The time lines shown here are illustrative, but it will take some time once the Portola team joins Alexion to combine and build on the team's capabilities. Our initial focus will be on expanding the foundation that Portola has established. We'll do this by mobilizing and broadening the prescriber base and by educating on the medical need, value of Andexxa and established access pathways. Our next area of focus on enabling access by removing barriers that we believe are currently impacting the expansion of Andexxa's use. To help encourage system-level access, our team has started mapping out specific value-creating initiatives. Finally, we'll focus on securing approval for the expanded use of Andexxa. Collectively, we believe these efforts will enable us to establish a broader user base, remove access barriers and secure approval in order to significantly expand Andexxa's use in the U.S. in the future. Over the past weeks, we've considered ways to best adapt to the evolving conditions in light of the COVID-19 pandemic across our business, especially for the critical care portion of our business and for Andexxa. We're proud of our team's seamless adjustments as we have successfully evolved the ways that we connect and engage with each other and our customers. For example, we've expanded and implemented new ways of working virtually including activating multiple channels to further engage with clinical decision-makers, utilizing and building on digital content that is already available. Alexion has the right relationships and infrastructure in place to support continued access to providers in this virtual setting. We're effectively leaning on our established clinical relationships in target centers with our current business lines and we're scaling best practices and techniques to continue reaching decision-makers. Now we don't expect the current restrictions related to COVID-19 to be permanent, but we do realize they will have a lasting impact on the way we conduct our business, and we'll continue to adapt accordingly to ensure we stay connected with clinical providers. While we have a lot of work ahead of us to fully execute on this opportunity, we're confident that Alexion's existing footprint and track record of commercial success make us ideally positioned to maximize Andexxa's value. Thanks again for your time this morning, and I'll now turn the call back to Ludwig for closing comments. Ludwig? Ludwig N. Hantson - Alexion Pharmaceuticals, Inc. - CEO & Director Thank you, Brian. We see a very compelling opportunity with Portola. It is a clear strategic fit with our existing portfolio of transformative medicines for orphan diseases and is well aligned with our existing expertise in hematology, neurology and critical care. We are in a strong position to leverage our existing commercial access and operations infrastructure to realize Andexxa's full value. In closing, 3 years ago, we laid out an ambitious multiyear strategy to dramatically transform the company and position us for the future. We have advanced that strategy through excellent execution across the entire organization. We believe the acquisition of Portola represents an important step forward on our key strategic objectives to diversify our portfolio. I also want to thank all the Portola employees for all the hard work. You have built a very strong transformative platform, addressing a high unmet medical need. I'm really looking forward to working with all of you. With that, we will now open the call to questions. Operator? 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call QUESTIONS AND ANSWERS Operator (Operator Instructions) our first question comes from the line of Cory Kasimov from JPMorgan. Gavin Scott - JP Morgan Chase & Co, Research Division - Analyst This is Gavin on for Cory. I just had a quick one on the initial launch of Andexxa and then the growth outlook going forward. What gives you the confidence in that 3% penetration? And what are the key levers needed to expand that penetration once it's in your hands? Brian M. Goff - Alexion Pharmaceuticals, Inc. - Executive VP and Chief Commercial & Global Operations Officer Yes. Gavin, Thanks a lot for the question This is Brian, and I'll start on that one. As I said in the commentary, first, we really believe that the launch starts with access, and that's key for any launch. There are a number of different aspects that you can see on Slide 16 that tells the story. First is that this launch right out of the gate was limited by supply with the Gen 1 product. And it wasn't until really the beginning of 2019 that Portola introduced Gen 2. And really freed up unrestricted supply. That was number one. Two is the DRG coverage gap did not have the NTAP in place until the end of 2018. And even that was only 50% coverage. It wasn't until a year later that the NTAP rules changed and actually increased that coverage to 65%. I would add that not only that but the awareness of NTAP and utilization has been still relatively low. So we think that's an opportunity as well as the consignment program that's been put in place to make sure that supply is on-site in the hospitals and immediately available. And then as you can also see on Slide 16, I mean, frankly, it wasn't until March of this year at the virtual ACC that some really compelling health economics data has been made available. Society guidelines, I mentioned in my comments that there are now 19 that have Andexxa in the guidelines. All of those are recent developments. So to answer your question about the levers, we're really focused on 3 key areas, and that's what's outlined on Slide 17. First is access. As I mentioned, that will be key getting system-wide access for breadth. Two is a focus on developing thought leader champions, and that's at the institutional level. You really need someone like that to motivate let's get the P&T committee in place so we can get on formulary. And then, of course, the third is driving demand, and that's where there's a really nice overlap that I talked about between our team and how we're deployed and the current deployment that the Portola team has. So those are really the 3 levers. And again, it's going to take time. This won't be a turnaround or powering up of the launch that happens overnight. But as we showed on Slide 18, we see a number of levers that we think can create significant value. Operator Our next question comes from the line of Geoffrey Porges from SVB Leerink. Geoffrey Craig Porges - SVB Leerink LLC, Research Division - Director of Therapeutics Research & Diversified Biopharma and Senior Research Analyst A number of questions. Perhaps the first one is, at what level of revenue will this not be dilutive to Alexion's margins? I think that's probably the most important question. It seems as though it would be feasible to at least double revenue, in which case the price you're paying makes sense. But this is a completely different business model, right? It's a inventory stocking plus onetime use in the emergency room largely compared to your current products, which are chronic care medications for largely rare diseases. So Brian, could you talk a lot more about who the call point is in the ED. And secondly, related to the channel stocking, right, every ED and perhaps critical care unit needs a stockpile of this. How much of that stockpile is already in place? 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call Ludwig N. Hantson - Alexion Pharmaceuticals, Inc. - CEO & Director Yes. The --I'll go first, and then Brian can take over. So thanks for the question, Geoff. I can tell you, we're really excited about this. And you mentioned that this might be a little bit different from who we are. We do believe that this is who we are. It doesn't come as close as it gets. We do have an established acute care hospital platform. As you know, HUS patients show up in the hospital ER ICU. That is who we are. We have those strong networks in the hospital, and we have a capability, as we've shown over the years, of commercial excellence and market access. So --and clearly, the neurology aspect is who we are, hematology is who we are. With respect to sales, we noticed that there's a sales consensus of about $600 million. We believe that's certainly doable for us and we believe we can do better than that. But as Brian said, this will take a lot of hard work and take time before we can see an inflection point in uptick. Brian, do you want to add to this? Brian M. Goff - Alexion Pharmaceuticals, Inc. - Executive VP and Chief Commercial & Global Operations Officer Yes. I mean, I'll just build on that. And to your question about the call point. First, I'll emphasize that these are not new call points for us, and particularly in the U.S. where atypical HUS, more than 90% of the starts are in the inpatient setting. And increasingly as well, even with our entrance of the new indication for NMOSD in neurology, same story when those patients have attacks, they often present in the acute setting. So we have, as a starting point, a really nice overlap. And then that's supplemented, as I had noted, with we actually cover 60% more hospitals, another 1,200, which can be thought of as more tertiary care centers. But to have that whole network really, we think, creates an advantage for the 2 companies together. The call point itself is a combination of trauma surgeons, ER doctors. You can have neurologists, neurosurgeons. It really depends on the type of severe bleed. But again, really good overlap in the U.S. In the EU, less so, and that's going to be a longer build for us to make sure that we not only focus on intracranial bleeds, but also expanding to others like GI severe bleeds and the like. And then on your point about consignment, I think it's very fair to say right now that consignment is the right idea, and that's where we're going to be mobilizing our teams even in a virtual world, we can do this remotely to do GPO contracting, working with the IDMs, making sure that we've really amplified the product supply on-site because that's important for a critical condition like this, and that will be one of the levers that we want to mobilize very quickly. Aradhana Sarin - Alexion Pharmaceuticals, Inc. - Executive VP & CFO And Geoff, to address your question on margins. This is a product that is very early in its launch. It's only been launched in less than 12 months. And so it hasn't got to steady-state margins. When we think about steady-state margins, this will definitely be very much in line with our operating margin. Operator Our next question comes from the line of Geoff Meacham from Bank of America. Gregory Allen Harrison - BofA Merrill Lynch, Research Division - Research Analyst This is Greg Harrison on for Geoff. Just wondering how are you thinking about the additional investment that will be necessary to accelerate Andexxa revenues? And how did that play into your analysis of the value of the acquisition? Aradhana Sarin - Alexion Pharmaceuticals, Inc. - Executive VP & CFO So I'll take that question. The way we look at value here is clearly long-term value. This is a diversification play for us. But also, as I mentioned, we are very early in the launch of this product. The IP goes out till 2032, 2033. So there is a long runway here. And when we look at the patient population that are on Factor Xa inhibitors, even --and the bleeds that those patients have, even gaining small market share of that very much is --provides 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 MAY 05, 2020 / 12:00PM, ALXN - Alexion Pharmaceuticals Inc to Acquire Portola Pharmaceuticals Inc - M&A Call a great return on this investment. But we will need to, as Brian mentioned and as Ludwig mentioned, have a pretty heavy lift in the next several quarters and several years to really establish this as a standard of care. Operator This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Ludwig Hantson for any further remarks. Ludwig N. Hantson - Alexion Pharmaceuticals, Inc. - CEO & Director Yes. Thanks again, everybody, for calling in short notice. As we said, we're really excited about this. This is a transformative therapy for a high unmet medical need. High mortality, orphan drug, larger growing markets. But we're using our existing platform here. And that's why we're really excited about this. This is who we are. We believe we will be successful and I also want to thank all the Portola employees for establishing this transformative platform. I also want to add a big thank you to all the Alexion employees for the hard work over the last couple of weeks and months. So with that, thanks, everybody, and enjoy the rest of your day. Operator Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. DISCLAIMER Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2020, Thomson Reuters. All Rights Reserved.